EXHIBIT 10.21

RECEIVABLES PURCHASE AGREEMENT

THIS RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), dated as of March 16, 2011, is between NEOTERIC COSMETICS, INC., a Colorado corporation (together with its successors and assigns, “Supplier”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Wells”).

BACKGROUND

WHEREAS, Supplier from time to time sells goods or services in the ordinary course of business and will have receivables owing and payable to it by the buyers of such goods or services;

WHEREAS, subject to, and in accordance with the terms of this Agreement, as part of the program for Wells to act as payment agent for such buyers and for Supplier to offer to sell certain of such receivables to Wells from time to time, which Wells may, at its option, purchase (but without any obligation to do so);

WHEREAS, the parties desire to set out the terms and conditions pursuant to which such receivables and related assets may be offered by Supplier to Wells and purchased by Wells from Supplier;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Definitions. The following terms have the respective meanings indicated below:

1.1 “Automatic Discount Option” shall have the meaning set forth on Exhibit A hereto.

1.2 “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, San Francisco, California and Charlotte, North Carolina are authorized or required by law to be closed.

1.3 “Buyer” shall mean Walmart Stores, Inc., a Delaware corporation and such of its affiliates as Wells may in writing identify to Supplier as a Buyer from time to time, together with its and their successors and assigns.

1.4 “Buyer Confirmation Notice” shall mean, with respect to any Receivable, the confirmation by a Buyer received by Wells through the Wells Platform that such Buyer accepts and agrees to pay such Receivable.

1.5 “Collections” shall mean, with respect to any Receivable, all funds which are received by Wells or Supplier in payment of any amounts owed.

1.6 “Contract” shall mean a contract between Supplier and any Buyer, or an invoice sent or to be sent by Supplier, pursuant to or under which a Receivable shall arise or be created, or which evidences a Receivable.

1.7 “Eligible Receivable” shall have the meaning set forth on Exhibit B hereto.

1.8 “Insolvency Event” shall mean, with respect to any Person, any of the following: (a) any case or proceeding with respect to such Person under the U.S. Bankruptcy Code or any other Federal, State or foreign bankruptcy, insolvency, reorganization or other law affecting creditors’ rights generally or any other or similar proceedings, (b) any proceeding seeking the appointment of any trustee, receiver, administrator, manager, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any of its assets, (c) any assignment for the benefit of creditors, (d) such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally (and in the case of a Buyer, the failure of such Buyer to pay any Receivable solely as a result of its financial inability to pay), or (e) such Person shall take any action to authorize any of the actions set forth in this definition.

1.9 “Material Adverse Change” shall mean, any of the following: (a) as to Supplier, an event that results, or would reasonably be expected to result, in (i) a material adverse change in (A) the business, condition (financial or otherwise), operations, commercial relationships with any Buyer, or assets of Supplier, or (B) the ability of Supplier to fulfill its obligations under any of the Transaction Documents, or (ii) the impairment of the validity or enforceability of, or the rights, remedies or benefits available to, Wells under any of the Transaction Documents, and (b) as to any Buyer, an event that results, or would reasonably be expected to result, in (i) a material adverse change in (A) the business, condition (financial or otherwise), operations, commercial relationships with Supplier or properties of such Buyer, or (B) the ability of Buyer to fulfill its obligations to Wells under any of the Transaction Documents, or (ii) the impairment of the validity or enforceability of, or the rights, remedies or benefits available to, Supplier or Wells as assignee of Supplier.

1.10 “Outstanding Purchase Price” shall mean, at any time, the amount equal to the aggregate amount of the Purchase Price paid by Wells with respect to all of the then outstanding and unpaid Purchased Receivables.

1.11 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the US Internal Revenue Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.12 “Purchase Date” shall mean, as to any Receivable, the purchase date for such Receivable set forth in the notice from Wells to Supplier of the purchase of such Receivable.

1.13 “Purchased Assets” shall mean the Purchased Receivables and Related Assets with respect thereto.

1.14 “Purchased Receivable” shall mean any Receivable that is purchased by Wells under the terms of this Agreement.

1.15 “Purchase Price” shall mean, as to any Receivable, the amount determined as provided in Exhibit A hereto.

1.16 “Receivables” shall mean accounts owing and payable to Supplier by a Buyer arising pursuant to the sale by Supplier of goods or services in the ordinary course of business to such Buyer.

1.17 “Records” shall mean all of Supplier’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, sales orders, credit memos, ledger cards, bills of lading and other shipping evidence, statements, correspondence, and other data relating to the Receivables or any Related Assets or any Buyer, together with the software and other medium in or on which the foregoing are stored.

1.18 “Related Assets” shall mean, with respect to any Receivable, all of the Supplier’s interests in and to: (a) all rights, but not any obligations, under all related Contracts and other Related Assets with respect to such Receivable; (b) all documents, instruments and chattel paper arising pursuant to or in connection with such Receivable; (c) all inventory and goods (including returned, repossessed or reclaimed inventory or goods), if any, the sale of which gave rise to such Receivable or otherwise representing or evidencing, such Receivable and including any rights to such inventory and goods; (d) all security deposits and property subject to security interests or liens, and all guarantees, letters of credit, banker’s acceptances, letter-of-credit rights, supporting obligations and other agreements or arrangements of whatever character from time to time, supporting or securing payment of such Receivable and including all rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party; (e) all insurance policies, and all claims thereunder related to such Receivable or other Related Assets, and including all rights against carriers of the inventory and goods related thereto; (f) all commercial tort claims or any other claims relating to any Receivable or any other Related Assets; (g) all books and records related to such Receivable, including the Records; and (h) all Collections in respect of, and other proceeds of, any of the foregoing.

1.19 “Repurchase Event” shall mean, as to any Purchased Receivable, at any time: (a) any of the representations or warranties set forth herein or in any of the other Transaction Documents with respect to such Receivable or any Related Assets is or becomes untrue or inaccurate in any material respect; (b) Supplier fails to comply in any material respect with any of its covenants or obligations with respect to such Receivable; (c) the amount of such Receivable (in whole or in part) is reduced, delayed or otherwise adjusted on account of any defective, damaged, rejected, returned, repossessed or foreclosed goods or services, any discount or allowance, any incorrect billings or other adjustments or setoffs in respect of any claims by the Buyer or any shipping charge, tax, duty or other fee or payment of any kind; (d) the amount of such Receivable is otherwise less than the amount reported by Supplier to Wells, other than as a result of (i) the receipt of payments on such Receivable or (ii) such Receivable being written off solely as a result an Insolvency Event with respect to such Buyer. In the event that a Buyer shall claim that it is not making payment in respect of all or any portion of a Receivable as a result of any of the matters set forth above, it shall constitute a Repurchase Event notwithstanding that such Buyer is also subject to an Insolvency Event.

1.20 “Repurchase Price” shall mean, with respect to any Purchased Receivable required to be repurchased by Supplier under Section 3.2 hereof, the sum of: (a) the Purchase Price of such Receivable, plus (b) from the Purchase Date for such Receivable to and including the date that Wells receives payment in full of such Purchase Price pursuant to the exercise of its rights under Section 3.2 hereof, the amount equal to the Repurchase Rate multiplied by such Purchase Price for each day from the Purchase Date to and including the original due date of such Receivable and thereafter, the amount equal to two (2%) percent above the Repurchase Rate multiplied by such Purchase Price.

1.21 “Repurchase Rate” shall mean, for each day with respect to a Receivable to be repurchased by Supplier under Section 3.2 hereof, a rate per annum equal to LIBOR plus the Discount Margin used in calculating the original Purchase Price.

1.22 “Selective Discount Option” shall have the meaning set forth on Exhibit A hereto.

1.23 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which such person has a reasonable basis to believe represents an amount that can reasonably be expected to become an actual or matured liability.

1.24 “Supplier Application” shall mean the Supplier Application and Setup Checklist provided by Supplier to Wells prior to the date hereof in connection with the arrangements of Supplier provided for in this Agreement.

1.25 “Transaction Documents” shall mean, collectively, the following (as the same now or hereafter exist or may at any time be amended, supplemented, restated or replaced): (a) this Agreement; (b) each Buyer Confirmation Notice; and (c) the other documents to be executed and delivered in connection with any of the foregoing; sometimes being referred to herein individually as a “Transaction Document”.

1.26 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time.

1.27 “Wells Platform” shall mean the system of processing, paying and settlement related to the purchase, sale and payment of Receivables through one or more computerized systems and related services, equipment and software, including, without limitation, e-mail and Internet or intranet websites, for purposes of (a) the confirmation of Receivables that are acceptable to Buyer pursuant to a Buyer Confirmation Notice, (b) the offer of such Receivables that are subject to a Buyer Confirmation Notice by Supplier to Wells for sale and the purchase by Wells from Supplier of such Receivables subject to the terms and conditions of this Agreement, and (c) the payments and settlements in respect of such Receivables.

Section 2. Purchase and Sale of Receivables and Related Assets.

2.1 Supplier Offer to Sell.

(a) Automatic Discount Option Offer to Sell. If Supplier selects the Automatic Discount Option pursuant to the Supplier Application (or thereafter as Wells and Supplier may agree), subject to the terms and conditions in this Agreement, Wells may from time to time notify Supplier through the Wells Platform that Wells has received a Buyer Confirmation Notice with respect to Receivables. Upon receipt of such notice from Wells as to any Receivables, Supplier shall be deemed to automatically offer to sell to Wells all of Supplier’s rights in and to the Eligible Receivables identified in such notice.

(b) Selective Discount Option Offer to Sell. If Supplier selects the Selective Discount Option pursuant to the Supplier Application (or thereafter as Wells and Supplier may agree), subject to the terms and conditions in this Agreement, Wells may from time to time notify Supplier through the Wells Platform that Wells has received a Buyer Confirmation Notice with respect to Receivables. Upon receipt of such notice from Wells, Supplier shall, using the Wells Platform, either (i) select all of such Receivables to be offered for sale to Wells or (ii) select only certain of such Receivables to be offered for sale to Wells. Upon receipt by Wells of such selection from Supplier, Supplier shall be deemed to automatically offer to sell to Wells all of Supplier’s rights in and to the Eligible Receivables identified by Supplier to Wells.

2.2 Wells Acceptance or Rejection of Offer. Wells may, in its sole discretion, elect to accept or reject the offer as to any such Receivables offered for sale under the Automatic Discount Option or the Selective Discount Option. In the event that Wells elects to accept any such offer as to any Receivables, Wells at its option shall, subject to the conditions provided below and using the Wells Platform, send notice of the acceptance by Wells of such offer and designate when the Purchase Price for the Receivables will be deposited in the deposit account of Supplier as provided below within the time period in accordance with the Purchase Price option selected by Supplier as set forth on Exhibit A hereto. The deposit of such funds shall not be construed to waive or modify any of Wells’s rights hereunder. In the event that Wells does not deposit such amount within such time or otherwise notifies Supplier that it has not accepted the offer, the offer shall be deemed rejected and Wells shall have no obligation to purchase such Receivables or otherwise with respect thereto.

2.3 Effectiveness of Purchase and Sale; Conditions. Upon the acceptance by Wells of the offer to sell any Receivables pursuant to Section 2.2 hereof, automatically and without further action by the parties hereto, effective on the Purchase Date specified by Wells to Supplier as to such Receivables, subject to the terms and conditions of this Agreement, Supplier does hereby sell, assign and transfer to Wells, and Wells does hereby purchase from Supplier, all of Supplier’s title and interest in and to such Receivables and all Related Assets with respect to such Receivables that are subject to such acceptance by Wells; provided, that, except as Wells may otherwise specifically agree in writing, as to each such Purchased Receivable each of the following conditions shall have been satisfied: (a) each of the representations and warranties set forth in this Agreement shall be correct in all material respects on and as of date of this Agreement and as of each Purchase Date as if made on and as of such date; (b) Wells shall have received the Buyer Confirmation Notice duly authenticated by the applicable Buyer as to the Receivables to be purchased; and (c) no Repurchase Event shall exist on such Purchase Date, unless Supplier has repurchased and paid the full purchase price for the affected Purchased Receivables pursuant to the terms of Section 3 hereof, or at Wells’s option, such repurchase is being effectuated on such date by payment in cash or by setoff by Wells against the Purchase Price for the Purchased Receivables subject to such purchase. If such conditions are not satisfied as to any Receivable, the acceptance of the offer for the purchase thereof shall be withdrawn and revoked and the Purchase Price shall be repaid in the manner provided in Section 3.2 hereof.

2.4 No Commitment to Purchase; No Liability. Wells shall have no obligation to accept any offer to sell, or otherwise to purchase, any Receivable from Supplier and nothing in this Agreement or otherwise constitutes a commitment on the part of Wells to make any such purchase. Wells may reject any offer from time to time in its sole and absolute discretion, without any notice or explanation to Supplier as to the basis for such determination. No such obligation or commitment shall be implied by an act or omission of Wells or on its behalf other than the payment by Wells to Supplier of the Purchase Price for any Receivables in accordance with the terms hereof and the satisfaction of the conditions to any such sale by Supplier to Wells of a Receivable under the terms hereof. Wells shall have no liability to Supplier or to any other Person for declining to accept any offer to purchase a Receivable or the withdrawal or revocation of any acceptance of an offer to purchase a Receivable on the basis of the failure of any of the conditions to such purchase to be satisfied in the determination of Wells.

2.5 No Recourse. Except as specifically provided in this Agreement, the sale and purchase of Receivables and Related Assets under this Agreement shall be without recourse to Supplier. Wells shall be responsible for the non-payment of any Purchased Receivable to the extent it is solely the result of an Insolvency Event of a Buyer, such assumption of credit risk (with respect to the Outstanding Purchase Price relating thereto only) being effective as of the Purchase Date for such Purchased Receivables. Supplier shall be liable to Wells for all representations, warranties, covenants and indemnities made by Supplier pursuant to the terms of this Agreement, all of which obligations are limited so as not to constitute recourse to Supplier for the failure of a Buyer to pay any Receivable solely as a result of an Insolvency Event or a Buyer’s financial inability to pay.

2.6 No Assumption of Obligations Relating to Receivables, Related Assets or Contracts. Wells shall not have any obligation or liability to Buyer or any obligor in respect of a Receivable or other customer or client of Supplier (including any obligation to perform any of the obligations of Supplier under any Receivables or related Contracts). No such obligation or liability is intended to be assumed hereunder by Wells and any such assumption is expressly disclaimed.

2.7 True Sales. Supplier and Wells intend the transfers of Receivables hereunder to be true sales by Supplier to Wells that are absolute and irrevocable and that provide Wells with the full benefits of ownership of the Receivables and Related Assets, and neither Supplier nor Wells intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Wells to Supplier.

2.8 Savings Clause. If, notwithstanding the intention of the parties expressed in Section 2.7 hereof, the conveyance by Supplier to Wells of Receivables hereunder shall be characterized as a secured loan and not a sale, this Agreement shall constitute a security agreement under the UCC and other applicable law. For this purpose, Supplier hereby grants Wells a duly perfected, first priority security interest in all of Supplier’s rights in, to and under the Purchased Assets to secure the timely payment and performance by Supplier of all obligations owing to Wells. In the event this Agreement shall be characterized as a security agreement, Wells shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative and may be exercised alternatively, successively or concurrently on any one or more occasions.

Section 3. Purchase Price; Repurchase Event.

3.1 Purchase Price Payment. On the terms and subject to the conditions set forth in this Agreement, Wells agrees to pay to Supplier on the Purchase Date specified by Wells to Supplier, the Purchase Price with respect to the Receivables purchased by it. Such payment shall be made by a credit to the deposit account of Supplier specified in the Supplier Application or as the parties may otherwise hereafter agree in writing. All payments from Wells to Supplier under this Agreement shall be conclusively presumed to have been made to, and at the request of, Supplier when sent to the credit of such deposit account or any other account of Supplier designated by Supplier or otherwise disbursed in accordance with the instructions of Supplier or in accordance with the terms and conditions of this Agreement.

3.2 Repurchase Event; Adjustments to Purchase Price. Upon the occurrence of a Repurchase Event with respect to any Purchased Receivable, or the failure of any condition to the purchase of a Receivable, Wells may, upon notice, require Supplier to pay to Wells the Repurchase Price in respect of such Receivable. Wells may obtain payment of the Repurchase Price or any other amounts at any time owing by Supplier to Wells, upon the occurrence of the events described above, at its option, either by: (a) setoff against any amount at any time owing by Wells to Supplier, (b) debit or deduction from any deposit account of Supplier or (c) a cash payment by Supplier to Wells. All such payments by Supplier to Wells shall be due and payable on the next Business Day after the date of the notice by Wells to Supplier and shall be made without offset, defense, or counterclaim of any kind, nature or description to the account of Wells specified by Wells to Supplier for such purpose. If Wells has exercised its option to require that Supplier repurchase a Purchased Receivable, then upon the payment by Supplier to Wells of the Repurchase Price for such Receivables, such Purchased Receivables shall be deemed to be sold by Wells back to Supplier without further action or payment, and without recourse, representation or warranty other than a warranty that Wells is transferring whatever title to the Receivables that was transferred to it by Supplier, free and clear of any security interest, lien, claim or other encumbrance by, through or under Wells. If after receipt of any payment,

Wells is required to surrender or return such payment to any Person for any reason, then the obligations intended to be satisfied by such payment shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment had not been received by Wells.

Section 4. Representations and Warranties.

4.1 Mutual Representations and Warranties. Each of Supplier and Wells represents and warrants as follows: (a) it has been duly organized, is validly existing and in good standing, with the power and authority to conduct its business and enter into each Transaction Document and perform its obligations thereunder; (b) it has obtained all necessary licenses, qualifications and approvals in all jurisdictions in which the conduct of its business requires it; (c) each Transaction Document executed and delivered by it will constitute, a legal, valid, and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws; and (d) the consummation of the transactions contemplated by the Transaction Documents to which it is a party, and the fulfillment of the terms hereof or thereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or passage of time or both) a default under its organizational documents or any material agreement to which it is a party or by which it is bound or violate any law or any order, rule, or regulation applicable to it.

4.2 Supplier Representations and Warranties. In order to induce Wells to enter into this Agreement and to make purchases hereunder, Supplier hereby represents and warrants to Wells as of the date hereof and each Purchase Date:

(a) Valid Sale. Each sale of Receivables and Related Assets made by Supplier pursuant to this Agreement shall constitute a valid sale and assignment thereof to Wells, enforceable against creditors of, and purchasers from, Supplier.

(b) Proceedings. There is no litigation, investigation or proceeding pending, or to the best of Supplier’s knowledge, threatened, before any court, regulatory body, arbitrator or governmental instrumentality (a) asserting the invalidity of any Transaction Document to which Supplier is a party or (b) seeking to prevent the sale of any of the Purchased Assets to Wells or the consummation of any of the other transactions contemplated by any Transaction Document to which Supplier is a party.

(c) Government Approvals. Except for the filing of the UCC financing statements, no authorization or approval or other action by, and no notice to or filing with, any governmental authority is required for Supplier’s due execution, delivery and performance of any Transaction Document to which it is a party.

(d) Financial Condition. On the date hereof, Supplier is, and on the date of each transfer of a Receivable hereunder (both before and after giving effect to such transfer) shall be, Solvent. There is no outstanding or pending petition for the winding up, liquidation or bankruptcy of Supplier. There has been no Material Adverse Change with respect to Supplier since its last fiscal year end financial statements.

(e) Quality of Title. Each Receivable (together with the Related Assets with respect to such Receivable) which is to be sold to Wells hereunder is or shall be, at the time of such sale, owned by Supplier and when each such Receivable is transferred to Wells it shall be transferred free and clear of any security interest, lien, claim or other encumbrance. Each Receivable sold by Supplier to Wells is an Eligible Receivable and no Repurchase Event has occurred and is continuing with respect to such Receivable, and Supplier is not in default of any of its obligations under any Transaction Document. Whenever Wells makes a purchase of a Receivable, it shall have acquired a valid and perfected ownership interest in such Receivable and the Related Assets. No effective financing statement or other instrument similar in effect covering any Purchased Assets is on file in any recording office except such as may be filed (i) in favor of Supplier in accordance with the Contracts, or (ii) in favor of Wells in accordance with this Agreement.

(f) Offices. Supplier’s principal place of business and chief executive office is located at the address set forth in the Supplier Application as its headquarters, and the offices where Supplier keeps all its books, records and documents evidencing the Receivables, the related Contracts and all other agreements related to such Receivables (including the Records) are located at the its headquarters as specified in the Supplier Application or at such other locations identified by Supplier to Wells after the date hereof in accordance with Section 5.1(f) hereof.

(g) Accuracy of Information. No information at any time furnished in writing (including in electronic form) by Supplier to Wells (including the Supplier Application) for purposes of or in connection with any Transaction Document or any transaction contemplated hereby or thereby is, or will be, inaccurate in any material respect as of the date it was furnished or as of the date as of which such information is dated or certified, or omits or will omit to state any material fact necessary to make such information not materially misleading.

Section 5. Supplier Covenants.

5.1 Affirmative Covenants.

(a) Compliance with Laws, Etc. Supplier will comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other permits applicable to it and duly observe in all material respects all requirements of any foreign, Federal, State or local governmental authority.

(b) Preservation of Corporate Existence. Supplier will preserve, renew and keep in full force and effect its corporate or limited liability company existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and permits necessary to carry on its business.

(c) Receivables Review. Supplier will, from time to time as requested by Wells, at reasonable times and upon reasonable prior notice, permit Wells, or its designee, (i) to have access to Supplier’s premises during normal business hours and (ii) to have Supplier make available copies of Supplier’s books and records electronically to Wells, in each case, for the purposes of inspecting, verifying and auditing Supplier’s books and records with respect to the Receivables and Related Assets (including the Records) and discussing matters relating to the Purchased Assets or Supplier’s financial condition or performance under any Transaction Document or performance under any Contract, in each case, with any of the officers or employees of Supplier having knowledge of such matters and to take copies of any of the Records relating to transactions subject to this Agreement and to obtain such originals thereof as Wells may request.

(d) Keeping of Records and Books of Account. Supplier will maintain accurate and complete books, records, accounts and other information relating to the Receivables and Related Assets (including the Records).

(e) Performance and Compliance with Receivables and Contracts. Supplier will, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and all purchase orders and other agreements related to the Purchased Assets.

(f) Location of Records. Supplier will keep its principal place of business and chief executive office and the offices where it keeps its Records at the address set forth in the Supplier Application identified as its headquarters or at such other locations as Supplier may establish after the date hereof within the continental United States provided Supplier gives Wells thirty (30) days prior written notice of the intended opening of any such new location and executes and delivers, or causes to be executed and delivered, to Wells such agreements as Wells may deem reasonably necessary or desirable to protect its interests in the Records at such location.

(g) Marking of Records and Data Processing Reports. Supplier will mark its Records (whether electronic or otherwise) which relate to the Receivables and related Contracts with a legend, acceptable to Wells, evidencing that the Purchased Receivables and Related Assets have been sold by Supplier to Wells. In the event that any such electronic records are printed and distributed or shown to any person other than Supplier or Wells, such legend shall be included with such printed records.

5.2 Negative Covenants.

(a) No Assignment or Liens. Supplier will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any security interest, lien, pledge, charge, claim or other encumbrance (including an filed UCC financing statement) or any adverse claim upon or with respect to, any of the Purchased Assets, or any interest therein, or assign any right to receive income in respect thereof, or grant any option with respect to, except for the interest of Wells, and Supplier will defend the right, title and interest of Wells in any of the Purchased Assets, against all claims of third parties claiming through or under Supplier. Supplier will not, without Wells’s prior written consent, grant any extension of the time for payment of, or reduce the amount of, any Purchased Receivables, or compromise, compound or settle the same, or release, in whole or in part, a Buyer from payment thereof.

(b) Change in Name; Jurisdiction of Organization. Supplier will not: (i) change its corporate or limited liability name unless: (A) Wells shall have received not less than thirty (30) days’ prior written notice from Supplier of such proposed change, which notice shall accurately set forth the new name; and (B) Wells shall have received a copy of the amendment to the certificate of incorporation or formation of such Supplier providing for the name change certified by the Secretary of State of its jurisdiction of organization as soon as it is available or (ii) change its type of organization or jurisdiction of organization.

(c) Accounting for Purchases. Supplier will not prepare any financial statements which account for the transactions contemplated in this Agreement in any manner other than as a sale of the Purchased Assets by Supplier to Wells, or in any other respect account for or treat the transactions contemplated in this Agreement in any manner other than as a sale of the Purchased Assets by Supplier to Wells.

Section 6. Additional Rights and Obligations in respect of Receivables.

6.1 Rights of Wells. Supplier hereby authorizes Wells or its designees to take any and all steps in Supplier’s name or on behalf of Supplier necessary or desirable, in its determination, to collect all amounts due under any and all Purchased Assets, provided that all such steps comply in all material respects with applicable law. Except in connection with the repurchase by Supplier from Wells of a Purchased Receivable, Wells shall have no obligation to account for, to replace, to substitute or to return any Purchased Assets to Supplier, irrespective of whether such Collections and charges are in excess of the Purchase Price for such assets.

6.2 Responsibilities of Supplier.

(a) Collection of Receivables; Rights of Wells. Supplier shall direct and authorize Buyers to pay all amounts payable in respect of any Purchased Assets directly to Wells and agrees to Wells obtaining such payments directly from a Buyer. Supplier irrevocably authorizes and consents to Wells entering into such arrangements with such Buyer as Wells may from time to time determine for purposes of obtaining the Buyer Confirmation Notice and payments directly from such Buyer. In no event shall Supplier have or assert any claim against Wells in connection with such arrangements of Wells with a Buyer. Any Collections in respect of Purchased Receivables or any payments in respect of other Purchased Assets that Supplier receives shall be paid and transferred to Wells in such manner and to such account as Wells may specify for such purpose within two (2) Business Days of receipt by Supplier thereof, and Supplier agrees that all such Collections and any remittances, checks, bills and other proceeds of Purchased Assets shall be property of Wells and deemed to be received and held by Supplier in trust for Wells.

(b) Power of Attorney. Supplier hereby appoints Wells as the true and lawful attorney-in-fact of Supplier, with full power of substitution, coupled with an interest, and hereby authorizes and empowers Wells in the name and on behalf of Supplier, to take such actions, and execute and deliver such documents, as Wells deems necessary or advisable in connection with any of the Purchased Assets with respect thereto. Wells shall have the right to bring suit, in Wells’s or Supplier’s name, and generally have all other rights of an owner and holder respecting any Purchased Asset.

6.3 Further Action Evidencing Purchases.

(a) Additional Documents and Actions. Supplier will take all necessary action to establish and maintain in favor of Wells a valid and perfected ownership interest in all Purchased Assets, free and clear of any security interest, lien, pledge, claim or other encumbrance (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) and from time to time, at its expense, Supplier will promptly execute and deliver all further instruments and documents, and take all further action that Wells may reasonably request in order to perfect, protect or more fully evidence Wells’s ownership of the Purchased Assets, or to enable Wells to exercise or enforce any of its rights under any Transaction Document.

(b) Authorization to File Financing Statements. Supplier irrevocably and unconditionally authorizes Wells (or its agent) to file at any time and from time to time such financing statements with respect to the Purchased Assets naming Supplier as seller/debtor and Wells as buyer/secured party, as Wells may require, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Supplier hereby ratifies and approves all financing statements naming Supplier as seller/debtor and Wells as buyer/secured party, with respect to the Purchased Assets (and any amendments with respect to such financing statements) filed by or on behalf of Wells prior to the date hereof. In no event shall Supplier at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Supplier as seller/debtor and Wells as buyer/secured party.

6.4 Application of Collections; Credit and Discounts. Any payment by a Buyer or otherwise in respect of any amounts owed by it to Supplier in respect of any Purchased Assets shall be applied first, as a Collection of the Purchased Receivables of such Buyer in the order of the age of such Receivables, starting with the oldest of such Receivables, second, as a Collection of any other Receivables of such Buyer, and third, to any other amounts owed by such Buyer, notwithstanding any remittance advice or other instruction from a Buyer to the contrary. Any credits, discounts, allowances or other deductions available to a Buyer shall be applied first to Receivables other than Purchased Receivables.

Section 7. Termination

7.1 Rights to Terminate. Wells or Supplier may each terminate this Agreement at any time upon thirty (30) days’ written notice to the other party. In addition, Wells may terminate this Agreement immediately upon written notice to Supplier in the event:

(a) Supplier fails to pay any obligations to Wells when due;

(b) Supplier fails to perform any of the covenants contained in any Transaction Document;

(c) any representation, warranty or statement of fact made by Supplier to Wells in any Transaction Document or otherwise in connection with the transactions contemplated hereunder shall when made or deemed made be false or misleading in any material respect; or

(d) Supplier dissolves or suspends or discontinues doing business or shall be subject to an Insolvency Event.

7.2 Effect of Termination. In the event that Wells terminates this Agreement as a result of events described in Section 7.1 hereof, all amounts then owing from Supplier shall be immediately due and payable, and Wells may exercise any rights and remedies available to Wells at law or equity; provided, that, upon the occurrence of a case or proceeding against Supplier under the U.S. Bankruptcy Code or any similar statute: (a) this Agreement shall automatically and without notice or action terminate, and (b) Wells shall have no obligation to pay the Purchase Price for any Receivables that may have been subject to rejection by Wells or otherwise not accepted for purchase by Wells prior to the commencement of such case or proceeding. Termination shall not affect any rights created or obligations incurred under this Agreement prior to termination.

Section 8. Indemnification

8.1 Indemnities by Supplier. Without limiting any other rights which Wells may have hereunder or under applicable law, Supplier hereby agrees to indemnify Wells and its assigns, officers, directors, employees and agents (each of the foregoing Persons being individually called an “Indemnified Party”), on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the breach of any representation or warranty made by Supplier under or in connection with any Transaction Document, any failure of Supplier to perform its duties or obligations in accordance with the provisions of the Transaction Documents, any amounts Wells may be required to surrender or return as provided herein and any taxes and any liability related thereto that may at any time be asserted in respect of the transactions contemplated hereunder or the Receivables (but not taxes imposed on Wells with respect to its overall net income); excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, and (ii) any indemnification which has the effect of recourse to Supplier for non-payment of the Receivables to the extent solely as a result of an Insolvency Event of a Buyer. If for any reason the indemnification provided above is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless, then Supplier shall contribute to the amount paid or payable by such Indemnified Party to the maximum extent permitted under applicable law.

8.2 Limitation on Claims.

(a) Wells and Supplier each agrees not to assert, and hereby waives, any claim against the other party on any theory of liability for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Transaction Document or any transaction contemplated hereby or thereby.

(b) Wells and Supplier will each be excused from the performance of its obligations under this Agreement (other than payment obligations), and shall have no liability to the other party, for failure of, or delay in, its performance under this Agreement resulting from, in whole or in part, delays caused by any act of God, natural disaster, fire or other catastrophe, war (whether declared or not), civil disturbance, strikes, court order, force majeure, electrical or computer failure, interruption of communication or computer facilities, or any other event beyond its control. Wells shall be entitled to rely conclusively upon any notice or instruction it receives from Supplier, and shall have no obligation to investigate or verify the authenticity or correctness of any such notice or instruction.

Section 9. Miscellaneous

9.1 Amendments. The provisions of this Agreement may from time to time be amended, modified or waived only in writing and signed by Wells and Supplier. Any amendment, waiver or consent effected in accordance with the terms hereof shall be effective only in the specific instance and for the specific purpose for which given.

9.2 Notices, Etc.

(a) All communications or notices required under this Agreement shall be in writing (which includes an electronic or other authenticated writing), shall be deemed to have been given and received (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent by nationally recognized overnight courier service with instructions to deliver the next Business Day with signature required, or (iii) on the date received if before 5:00 p.m. Eastern time after being sent to the recipient by facsimile transmission (or other electronic transmission as provided below), or, if after 5:00 p.m. Eastern time, the next Business Day.

If to Supplier:

Neoteric Cosmetics, Inc.

4880 Havana Street

Denver, CO 80239

Attention: Brian Boberick

Telephone No. 303-373-4860

Telecopy No. 303-576-6030

Email Address: bboberick@slginc.com

If to Wells:

Wells Fargo Bank, National Association

Supply Chain Finance Group

9th Floor, Mail Code D1053-091

301 South College Street

Charlotte, North Carolina 28202

Attention: SCF Product Manager

Telecopy No. 704-383-8577

Email Address: supplierfinance@wachovia.com

With copies to:

Wells Fargo Bank, National Association

Wells Fargo Legal Division

301 South College Street, 30th Floor

Charlotte, North Carolina 28288-0630

Attention: Legal Intake Paralegals

(b) Notices and other communications to Wells and Supplier hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Wells or as otherwise determined by Wells. The notice by Wells to Supplier that Wells has received a Buyer Confirmation Notice as to any Receivables, the rejection or acceptance by Wells of any offer to purchase any Receivables and other notices that may be submitted by the respective parties hereunder shall be effected pursuant to the Wells Platform or such other electronic transmission in accordance with the terms of the arrangements of Wells specified to Supplier from time to time for such purpose. All such notices and other communications through the Wells Platform or otherwise delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) (i) are and shall be deemed to be “authenticated” (as such term is defined in the UCC) for purposes of any agreements, records, demands, notices or other communications, as the case may be, and (ii) in the case notices and communications effected through the Wells Platform, are and shall be deemed received on the date when recorded on the Wells Platform, whether or not Supplier may have actually accessed and used the Wells Platform on or after the date such notice was so recorded.

9.3 No Waiver; Cumulative Remedies. No failure or delay on the part of Wells or Supplier in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Wells or Supplier in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Wells under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.4 Binding Effect; Assignability; Survival of Provisions. This Agreement shall be binding upon and inure to the benefit of Wells, Supplier and each of their respective successors and permitted assigns. Supplier may not assign its rights hereunder or any interest herein without the prior written consent of Wells. Wells shall have the right without notice to or consent of Supplier to sell, transfer, subdivide, negotiate or grant participations in all or any part of the interests of Wells in the Purchased Assets or under any Transaction Document on such terms as Wells determines. The Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date after the termination hereof on which Wells has received payment in full in cash for all Purchased Assets and Supplier has paid and performed all of its obligations under the Transaction Documents in full. The provisions of Section 3.2, Section 8 and Section 9.10 hereof shall survive and remain in full force and effect after any termination of this Agreement.

9.5 Governing Law; Consent to Jurisdiction. The validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflict of laws or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York. Each party hereto irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of New York in New York County and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this agreement or the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above.

9.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

9.7 Costs, Expenses and Taxes. In addition to the obligations of Supplier under Section 8 hereof, Supplier agrees to pay, on demand: (a) all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, in connection with the administration and enforcement against Supplier of any Transaction Document executed by Supplier; and (b) all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of any of the Transaction Documents.

9.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Agreement.

9.9 No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture or give rise to any fiduciary relationship.

9.10 Confidentiality. Each party agrees to maintain the confidentiality of all material, non-public information provided by it to the other in connection with the Transaction Documents and the transactions contemplated hereby and thereby; provided, that, (a) the foregoing does not apply to information that (i) was, is or becomes generally available to the public, (ii) was available to the other party on a non-confidential basis prior to its disclosure to such party pursuant to this Agreement, (iii) becomes available to such party on a non-confidential basis from a source other than the other party, or (iv) is independently developed by such other party or on its behalf, (b) each party may disclose any portion of such information, (i) in accordance with its customary regulatory compliance procedures, (ii) if requested or required to do so pursuant to (A) any Federal or state securities laws, (B) oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or any order or demand in connection with any civil or criminal judicial, administrative or congressional proceeding or similar process, (C) other applicable law or regulation or (iii) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting or exercising any of its claims, rights or remedies, and (c) Wells may disclose such information to any prospective participant with Wells in connection with the purchase of Receivables of Supplier, and Wells agrees that such prospective participant shall agree to be bound by confidentiality provisions similar to those contained in this Section 9.10.

9.11 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.12 Patriot Act; OFAC. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship. None of the requesting payments or other transactions hereunder will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) or any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto. Neither Supplier nor any of its subsidiaries or other affiliates is or will become a “blocked person” as described in the Trading with the Enemy Act, any foreign asset control regulations or executive order or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duty authorized, as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ John W. Maier
Name:	John W. Maier
Title:	Director

NEOTERIC COSMETICS, INC.

By:	/s/ Brian Boberick
Name:	Brian Boberick
Title:	Chief Financial Officer

EXHIBIT A

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RECEIVABLES PURCHASE AGREEMENT

Purchase Price Calculation

1. Automatic Discount Option.

“Automatic Discount Option” means with respect to the Receivables offered for sale to Wells under Section 2.1(a) of the Receivables Purchase Agreement, the option selected by Supplier instructing Wells to calculate the Purchase Price of such Receivables to be purchased by Wells using the Automatic Discount Purchase Price. The Automatic Discount Purchase Price for the Receivables to be purchased under the Automatic Discount Option will be paid by Wells to the deposit account of Supplier in accordance with the Receivables Purchase Agreement within no more than [two (2)] Business Days of the receipt by Wells of the offer from Supplier of such Receivables, but subject to the conditions in the Receivables Purchase Agreement.

Automatic Discount Purchase Price

Net Invoice Amount:	$

Less: Automatic Discount	$

Purchase Price	$

“Automatic Discount” means the amount equal to (LIBOR + Automatic Discount Margin) x (Net Invoice Amount) x (Discount Receivables Period) Divided by 360.

“Automatic Discount Margin” means 1.15% percent per annum.

2. Selective Discount Option

“Selective Discount Option” means with respect to the Receivables offered for sale to Wells under Section 2.1(b) of the Receivables Purchase Agreement, the option selected by Supplier instructing Wells to calculate the Purchase Price of such Receivables to be purchased by Wells using the Selective Discount Purchase Price.

The Selective Discount Purchase Price for the Receivables to be purchased under the Selective Discount Option will be paid by Wells to the deposit account of Supplier in accordance with the Receivables Purchase Agreement within no more than two (2) Business Days of the receipt by Wells of the offer from Supplier of such Receivables, but subject to the conditions in the Receivables Purchase Agreement.

Wells will review the activity of the Selective Discount Option on an annual basis. If Wells determines, at its sole and absolute determination, that Supplier has offered Receivables for sale to Wells on a minimal basis during the preceding annual period, then Wells may institute a processing fee for Supplier’s use of the Wells Platform. If such a fee is instituted, Wells will provide to Supplier thirty (30) days written notice of the institution of the fee, including the terms and conditions of payment. This fee shall apply to the processing of transactions booked on the Wells Platform following the last day of the notice period. If Supplier does not agree to the terms or conditions of the processing fee, Supplier may terminate the Agreement pursuant to Section 7 of the Agreement.

Selective Discount Purchase Price

Net Invoice Amount:	$

Less: Selective Discount	$

Purchase Price	$

“Selective Discount” means the amount equal to (LIBOR + Selective Discount Margin) x (Net Invoice Amount) x (Discount Receivables Period) Divided by 360.

“Selective Discount Margin” means 1.15% percent per annum.

3. Definitions and Provisions of General Application

“Discount” means with respect to the Automatic Discount Purchase Price, the Automatic Discount, and with respect to the Selective Discount Purchase Price, the Selective Discount, as the case may be.

“Discount Receivables Period” means with respect to the calculation of the Discount applicable to the Automatic Discount Purchase Price or the Selective Discount Purchase Price, as the case may be, the number of days commencing from the funding date of the proposed purchase by Wells of the Receivable to be purchased through and including the settlement date of such Receivable.

“LIBOR” means with respect to the calculation of the Discount applicable to Automatic Discount Purchase Price or the Selective Discount Purchase Price, as the case may be, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to eurodollar deposits in dollars in the London interbank market) at approximately 11:00 A.M. (London time) one (1) Business Day prior to the first day of the Discount Receivables Period for a term comparable to such Discount Receivables Period; provided, that, if more than one rate is specified on such Page for such comparable period, the applicable rate shall be the arithmetic mean of all such rates. In the event that such rate is not available at such time for any reason, then the term “LIBOR” shall mean the rate of interest per annum at which dollar deposits of $5,000,000 and for a term comparable to such Discount Receivables Period are offered by the principal London office of Wells in immediately available funds in the London interbank market at approximately 11:00 a.m. London time one (1) Business Day prior to the commencement of such Discount Receivables Period. If the Discount Receivables Period ends during a quoted LIBOR period, then Wells shall use the next longest quoted LIBOR period available to cover such time during such Discount Receivables Period or such other method as may otherwise be determined by Wells.

“Margin” means the Automatic Discount Margin or the Selective Discount Margin, as the case may be.

“Purchase Price” means either the Automatic Discount Purchase Price or the Selective Discount Purchase Price, as the case may be.

Wells may change the Margins or the calculation of the Discounts upon five (5) Business Days’ prior written notice by Wells to Supplier. From time to time Wells will provide Supplier a pricing schedule that discloses all processing, licensing or other fees or charges that will be payable by Supplier to Wells.

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EXHIBIT B

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RECEIVABLES PURCHASE AGREEMENT

Eligible Receivables

The term “Eligible Receivables” means a Receivable owing by a Buyer that at the time of creation and the sale thereof to Wells and at all times thereafter satisfies all of the following requirements:

(a) the Receivable is evidenced by an invoice or other documentation satisfactory to Wells that has been sent to the Buyer that is the Obligor on such Receivable and Wells shall have received such evidence thereof as it may require;

(b) the Receivable does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, and does not relate to payments of interest and has not been invoiced more than once;

(c) such Receivable by its terms is due and payable within the number of days specified in the Supplier Application as the payment terms (but in no event more than 150 days after the invoice date);

(d) such Receivable, and the related Contract under which it arises, complies with the requirements of all applicable laws, rules, regulations or orders of any governmental authority and does not contravene any agreement binding upon Supplier;

(e) Supplier has good and marketable title to such Receivable, and upon the sale of such Receivable by Supplier, Supplier will transfer, and Wells shall acquire, good and marketable title to such Receivable free and clear of any security interest, lien, pledge, claim or other encumbrance;

(f) such Receivable will, together with the related Contract, on the related Purchase Date, constitute an unconditional, legal, valid and binding obligation of the related Buyer enforceable against such Buyer in accordance with its terms, and there is no amendment or modification made thereto which has not been approved by Wells and the obligations of such Buyer in respect of such Receivable shall not have been prepaid in whole or in part or subject to a deposit;

(g) all right, title and interest in and to the Receivables and Related Assets under the applicable Contract and invoices are freely transferable to Wells by assignment;

(h) neither Supplier nor the related Buyer is in default or breach in the performance of any of the provisions of the documentation applicable to its transactions included within such Receivable;

(i) Supplier has delivered to the related Buyer all property or performed all services required to be so delivered or performed by the terms of the documentation giving rise to such Receivable, and the related Buyer has accepted all such property and services and the payments due with respect to such Receivable are not contingent upon Supplier’s fulfillment of any further obligation;

(j) there are no disputes, offsets, counterclaims or defenses of the related Buyer with respect to such Receivable, or any of same shall have been waived unconditionally in writing by the Buyer obligated thereon, which waiver is and shall be valid and enforceable by Wells as assignee of Supplier and is in full force and effect;

(k) such Receivable is not evidenced by or arising under any lease, chattel paper or instrument;

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(l) the related Buyer will not be required to make any deduction or withholding from any payment it makes to Wells as assignee of Supplier or otherwise in respect of such Receivable;

(m) such Receivable is not due from (i) a Person that is a subsidiary or other affiliate of Supplier or (ii) any Person or group of Persons that owns or controls, by election of directors, appointment of managers, management contract or otherwise, more than ten (10%) percent of the voting power to select Supplier’s directors or senior management or to set Supplier’s management policies; and

(n) all representations, warranties and covenants contained in the Agreement applicable to such Receivable and Related Assets shall be true and correct in all material respects.

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